Exhibit 3.6(a)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED & RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED 3 JUNE 2010)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED & RESTATED

MEMORANDUM OF ASSOCIATION

OF

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED 3 JUNE 2010)

1.	The name of the Company is WireCo WorldGroup Sales (Cayman) Ltd. (the “Company”).

2.	The registered office of the Company will be situated at the offices of Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The capital of the Company is US$50,000.00 divided into 50,000 shares of a nominal or par value of US$1.00 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG:	/s/ D. Evadne Ebanks
D. Evadne Ebanks
Assistant Registrar

Date:	09 June 2010